Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

XINZI

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.0001 par value per share	457(o)	4,312,500	(2)(3)	$6.00	$25,875,000	0.00015310	$3,961.47
Equity	Ordinary Shares, $0.0001 par value per share, issuable upon exercise of Representative’s Warrants	457(g)	215,625	(4)	$7.20	$1,552,500	0.00015310	$237.69
Total Offering Amount						$27,427,500		$4,199.16
Total Fees Previously Paid								$1,663.80
Total Fee Offsets								$-
Net Fee Due								$2,535.36

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 562,500 Ordinary Shares that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(4)	Represents Ordinary Shares underlying one or more warrants issuable to the representative of the underwriters to purchase up to an aggregate of 5% of the Ordinary Shares sold in the offering at an exercise price equal to 120% of the public offering price.